Exhibit 99.1

Brilliant Acquisition Corporation Announces Extension of Completion Window to November 23, 2023

New York, Oct. 20, 2023 (GLOBE NEWSWIRE) -- Brilliant Acquisition Corporation (“Brilliant”) announced today that it has extended the period of time it will have to consummate its initial business combination by a further one month, or until November 23, 2023. In connection with the extension, Brilliant’s Sponsor, Nisun Investment Holding Limited, deposited $32,300 in Brilliant’s trust account, representing $0.08 per public ordinary share of Brilliant currently outstanding, as additional interest on the proceeds in the trust account. The extension was approved by Brilliant’s shareholders on July 20, 2023. The shareholder approval also permits Brilliant to further extend Brilliant’s initial business combination deadline on a monthly basis up to a further one month, or until December 23, 2023, upon deposit of an additional $32,300 in the trust account for each month.

The purpose of the extension is to permit sufficient time for Brilliant to consummate its previously announced proposed business combination with Nukkleus, Inc. (“Nukkleus”). For a summary of the material terms of the proposed business combination, please see Brilliant’s Current Report on Form 8-K filed on June 26, 2023 with the U.S. Securities and Exchange Commission (the “SEC”) and Brilliant’s Registration Statement on Form S-4 initially filed with the SEC on July 25, 2023 (as amended to date).

About Brilliant Acquisition Corp.

Brilliant (Nasdaq: BRLI) is a blank check company organized for the purpose of effecting a merger, share exchange, asset acquisition, or other similar business combination with one or more businesses or entities.

Additional Information and Where to Find It

This press release relates to a proposed business combination transaction between Nukkleus and Brilliant pursuant to which Nukkleus will become the parent company of Brilliant upon the closing of the transactions. In connection with the proposed transaction, Brilliant has filed with the SEC a Registration Statement on Form S-4, including a proxy statement (the “proxy statement”). The definitive proxy statement (if and when available) will be delivered to Nukkleus’s and Brilliant’s shareholders. Each of Nukkleus and Brilliant may also file other relevant documents regarding the proposed transaction with the SEC. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS OF NUKKLEUS AND BRILLIANT ARE URGED TO READ THE REGISTRATION STATEMENT, PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, INCLUDING ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders may obtain free copies of the proxy statement (if and when available) and other documents that are filed or will be filed with the SEC by Nukkleus or Brilliant through the website maintained by the SEC at www.sec.gov. Stockholders of Nukkleus will also be able to obtain a copy of the definitive proxy statement, without charge by directing a request to: Nukkleus, Inc., 525 Washington Boulevard, Jersey City, New Jersey 07310. Shareholders of Brilliant will also be able to obtain a copy of the definitive proxy statement, without charge by directing a request to: Brilliant Acquisition Corporation, 99 Dan Ba Road, C-9, Putuo District, Shanghai, Peoples Republic of China.

Participants in the Solicitation

Nukkleus and its directors and executive officers are participants in the solicitation of proxies from the stockholders of Nukkleus in respect of the proposed transaction. Information about Nukkleus’s directors and executive officers and their ownership of Nukkleus common stock is set forth in Nukkleus’s Annual Report on Form 10-K for the year ended September 30, 2022, filed with the SEC on April 10, 2023. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available. You may obtain free copies of these documents as described in the preceding paragraph.

Brilliant and its directors and executive officers are participants in the solicitation of proxies from the shareholders of Brilliant in respect of the proposed transaction. Information about Brilliant’s directors and executive officers and their ownership of Brilliant’s ordinary shares is set forth in Brilliant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 10, 2023. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available. You may obtain free copies of these documents as described above.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Brilliant expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Brilliant’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

Dr. Peng Jiang
Chief Executive Officer
Brilliant Acquisition Corporation
+ (86) 021-80125497